                                                                  EXHIBIT 12(a)

               CONSTELLATION ENERGY GROUP, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 12 Months Ended
                                   --------------------------------------------
                                   December December December December December
                                     1999     1998     1997     1996     1995
                                   -------- -------- -------- -------- --------
                                             (In Millions of Dollars)
Income from Continuing Operations
 (Before Extraordinary Loss)......  $326.4   $305.9   $254.1   $272.3   $297.4
Taxes on Income, Including Tax
 Effect for BGE Preference Stock
 Dividends........................   182.5    169.3    145.1    148.3    152.0
                                    ------   ------   ------   ------   ------
Adjusted Income...................  $508.9   $475.2   $399.2   $420.6   $449.4
                                    ------   ------   ------   ------   ------
Fixed Charges:
 Interest and Amortization of Debt
  Discount and Expense and Premium
  on all Indebtedness.............  $245.7   $255.3   $234.2   $203.9   $206.7
 Earnings required for BGE
  Preference Stock Dividends......    21.0     33.8     45.1     59.4     61.0
 Capitalized Interest.............     2.7      3.6      8.4     15.7     15.0
 Interest Factor in Rentals.......     1.8      1.9      1.9      1.5      2.1
                                    ------   ------   ------   ------   ------
 Total Fixed Charges..............  $271.2   $294.6   $289.6   $280.5   $284.8
                                    ------   ------   ------   ------   ------
Earnings (1)......................  $777.4   $766.2   $680.4   $685.4   $719.2
                                    ======   ======   ======   ======   ======
Ratio of Earnings to Fixed
 Charges..........................    2.87     2.60     2.35     2.44     2.52

--------
(1) Earnings are deemed to consist of income from continuing operations (be-fore extraordinary loss) that includes earnings of Constellation Energy's consolidated subsidiaries, equity in the net income of BGE's unconsoli-dated subsidiary, income taxes (including deferred income taxes, invest-ment tax credit adjustments, and the tax effect of BGE's preference stock dividends), and fixed charges other than capitalized interest.

                                      96